                                                                    Exhibit 10.3

                     FARMERS CITIZENS BANK / FC BANC CORP.
                         SALARY CONTINUATION AGREEMENT

     THIS AGREEMENT, (in addition to and independent of the Contract of
Employment with G.W. Holden), is made this  20   day of October, 1998, by and
                                           -----
between Farmers Citizens Bank/FC Banc Corp., a state banking association located in Bucyrus, Ohio (the "Company") and G.W. Holden (the "Executive").

                                 INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                   AGREEMENT

     The Executive and the Company agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

          1.1.1 "Change of Control" means the transfer of 20% or more of the Company's outstanding voting common stock followed within twenty-four (24) months by replacement of fifty-percent (50%) or more of the members of the Company's Board of Directors.

          1.1.2     "Code" means the Internal Revenue Code of 1986, as amended.

          1.1.3 "Disability" means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

          1.1.4 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

          1.1.5 "Early Termination Date" means the month, day and year in which Early Termination occurs.

          1.1.6 "Normal Retirement Age" means the Executive's 65/th/ birthday.

          1.1.7 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

          1.1.8 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

          1.1.9     "Termination for Cause" See Section 5.2.

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          1.1.10    "Termination for Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

                                   ARTICLE 2
                               LIFETIME BENEFITS

     2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

          2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $100,000.00 (one hundred thousand dollars).

          2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for 179 additional months.

     2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

          2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date.

          2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Age and continuing for 179 additional months.

     2.3 Change of Control Benefit. If the Executive is in the active service of the Company at the time of a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

          2.3.1 Amount of Benefit. The annual benefit under this Section 2.5 is the Normal Retirement Benefit amount described in Section 2.1.1.

          2.3.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment and continuing for 179 additional months.

     2.4 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

          2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs.

          2.4.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment and continuing for 179 additional months.

                                   ARTICLE 3
                                DEATH BENEFITS

     3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

          3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

          3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's death and continuing for 179 additional months.

     3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

     3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive's beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived to the Normal Retirement Age, however, said benefit payments will commence upon the Executive's death.

                                   ARTICLE 4
                                 BENEFICIARIES

     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                   ARTICLE 5
                              GENERAL LIMITATIONS

     Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement.

     5.1 Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 280G of the Code.

     5.2 Termination for Cause. If the Company terminates the Executive's employment for:

          5.2.1  Gross negligence or gross neglect of duties;

          5.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

          5.2.3 Fraud, disloyalty, dishonesty, or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

     5.3 Competition After Termination of Employment. Executive agrees that he will resign from the Board of Directors of the Company and the Bank and further agrees that he will not, for a period of three years following termination, disclose, use or otherwise exploit for his own benefit any confidential information disclosed to him of which he became aware by reason of his employment with the Company.

     5.4 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                   ARTICLE 6
                         CLAIMS AND REVIEW PROCEDURES

     6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth
          (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

     6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford to the Claimant (or counsel) shall have the right to reveiw the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                   ARTICLE 7
                          AMENDMENTS AND TERMINATION

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                   ARTICLE 8
                                 MISCELLANEOUS

     8.1 Binding Obligation of Bank and any Successor in Interest. The Company expressly agrees that it shall not merge or consolidate into or with another company/bank or sell substantially all of its assets to another bank/company, firm or person until such bank/company, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the bank/Company under the agreement. This agreement shall be binding upon the parties hereto, their successors, beneficiary(ies), heirs and personal representatives.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

     8.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     8.7 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes included any amount determined by reference to an on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including, but not limited to:

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

          8.9.1   Interpreting the provisions of the Agreement;

          8.9.2 Establishing and revising the method of accounting for the Agreement;

          8.9.3   Maintaining a record of benefit payments; and

          8.9.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     8.10 For the purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer has signed this agreement.

     EXECUTIVE:                          COMPANY
                                         FARMERS CITIZENS BANK / FC
                                         BANC CORP


     /s/ G.W. Holden                     /s/ Robert D. Hord
     --------------------                --------------------------------
     G.W. HOLDEN                         By
                                         Title

                                  SCHEDULE A

                             FARMERS CITIZENS BANK
                         SALARY CONTINUATION AGREEMENT

                                 G. W. Holden


-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Disability
                                                                             Early Term.        Change of          Annual
          Plan                                  Early Term.      Vested     Annual Benefit     Control Annual       Benefit
  Plan    Year                        Accrual     Vesting       Accrual        Payable        Benefit Payable      Payable
  Year    Ending       Benefit Level  Balance    Schedule       Balance        @NRD*            Immediately      Immediately
-----------------------------------------------------------------------------------------------------------------------------
    1     30-Nov-97       100,000      31,373       100.00%     $ 31,373          10,986           100,000         $  3,598

    2     30-Nov-98       100,000      65,351       100.00%     $ 65,351          21,130           100,000         $  7,494

    3     30-Nov-99       100,000     102,148       100.00%     $102,148          30,497           100,000         $ 11,714

    4     30-Nov-00       100,000     142,000       100.00%     $142,000          39,145           100,000         $ 16,284

    5     30-Nov-01       100,000     185,159       100.00%     $185,159          47,131           100,000         $ 21,234

    6     30-Nov-02       100,000     231,901       100.00%     $231,901          54,505           100,000         $ 26,594

    7     30-Nov-03       100,000     282,522       100.00%     $282,522          61,314           100,000         $ 32,399

    8     30-Nov-04       100,000     337,344       100.00%     $337,344          67,601           100,000         $ 38,686

    9     30-Nov-05       100,000     396,717       100.00%     $396,717          73,406           100,000         $ 45,495

   10     30-Nov-06       100,000     461,018       100.00%     $461,018          78,766           100,000         $ 52,869

   11     30-Nov-07       100,000     530,656       100.00%     $530,656          83,716           100,000         $ 60,855

   12     30-Nov-08       100,000     606,073       100.00%     $606,073          88,286           100,000         $ 69,503

   13     30-Nov-09       100,000     687,750       100.00%     $687,750          92,506           100,000         $ 78,870

   14     30-Nov-10       100,000     776,207       100.00%     $776,207          96,402           100,000         $ 89,014

   15     30-Nov-11       100,000     872,005       100.00%     $872,005         100,000           100,000         $100,000

            * NRD - Normal Retirement Date means the Executive's 65/th/ birthday

                                FIRST AMENDMENT
                                    TO THE
                      FARMERS CITIZENS BANK/FC BANC CORP.
                         SALARY CONTINUATION AGREEMENT
                            DATED OCTOBER 20, 1998
                                      FOR
                                  G.W. HOLDEN

     THIS AMENDMENT executed on this 11/th/ day of November, 1999, by and
                                     ------
between FARMERS CITIZENS BANK/FC BANC CORP., located in Bucyrus, Ohio (the "Company") and G. W. HOLDEN (the "Executive").

     On October 20, 1998, the Company and the Executive executed the FARMERS CITIZENS BANK/FC BANC CORP. SALARY CONTINUATION AGREEMENT (the "Agreement"). The undersigned hereby amends, in part, said Agreement to revise the excess parachute provision and clarify the effective date of the plan, which was verbally agreed upon prior to the execution date.

     The following new Article 1.1.11 shall be added to the Agreement:

     1.1.11 "Effective Date" means November 30, 1996.

     Article 2.3 of the Agreement shall be deleted in its entirety and the following new Article 2.3 shall be added to the Agreement:

     2.3 Change of Control Benefit. If the Executive is in the active service of the Company at the time of a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

          2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Normal Retirement Benefit amount described in Section 2.1.1.

          2.3.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Termination of Employment. The annual benefit shall be paid to the Executive for 15 years.

          2.3.3 Excess Parachute Payment. The Company shall pay the entire benefit set forth in this Section 2.3, including any part of the benefit that would create an excise tax under the excess parachute rules of Section 280G of the Code and the regulations thereunder. The Company agrees to pay any excise tax attributable to benefits paid under this Section 2.3.

     Article 5.1 of the Agreement shall be deleted in its entirety.

     IN WITNESS OF THE ABOVE, the Executive and the Company have agreed to this First Amendment.

Executive:                               Company:
                                         FARMERS CITIZENS BANK/
                                         FC BANC CORP.

/s/ G.W. Holden
----------------------
G.W. Holden                              By /s/ Robert D. Hord
                                            ----------------------
                                         Title /s/ Chairman
                                               -------------------